EXHIBIT 99.1


FOR IMMEDIATE RELEASE                CONTACT: Frederick N. Cooper (215) 938-8312
December 8, 2005                                     fcooper@tollbrothersinc.com
                                                 Joseph R. Sicree (215) 938-8045
                                                     jsicree@tollbrothersinc.com


          TOLL BROTHERS' FY 2005 NET INCOME RISES 97% TO $806.1 MILLION
          -------------------------------------------------------------
                         FY 2005 EPS RISES 90% TO $4.78
                         ------------------------------
                ACHIEVES 13TH CONSECUTIVE YEAR OF RECORD EARNINGS
                -------------------------------------------------
             FY 2005 4TH QTR NET INCOME RISES 72% TO $310.3 MILLION
             ------------------------------------------------------
                       4TH QTR EPS INCREASES 66% TO $1.84
                       ----------------------------------
            SETS SINGLE QUARTER EARNINGS RECORD IN 4TH QTR OF FY 2005
            ---------------------------------------------------------

Horsham, PA, December 8, 2005 -- Toll Brothers, Inc., (NYSE:TOL) (www.tollbrothers.com), the nation's leading builder of luxury homes, today reported record fiscal year and fourth-quarter results for earnings, revenues, backlog and contracts for the periods ended October 31, 2005. The Company's fourth quarter earnings and revenues were the highest for any quarter in its history.

Robert I. Toll, chairman and chief executive officer, stated: "Our FY 2005 net income rose 97%, which came on top of FY 2004's net income growth of 57%. What is most noteworthy is that this growth was preceded by seventeen years of more than 20% average annual net income growth, stretching back to 1986, when we went public. These results have been achieved primarily through organic growth. While demographics-driven demand has been a significant factor in this growth, so has our organization; the great team we have today has enabled us to dramatically increase our market share.

"Our nationwide expansion, our ability to find and entitle well-located land in highly regulated markets, our brand name and our skill at delivering the expanding variety of homes we offer - suburban move-up, empty-nester, active adult, resort-style communities, and urban low-, mid- and high-rise product - all have enabled us to significantly broaden our customer base. This has led to the growth in size and profitability of our Company.

"As we have previously discussed, it appears that the housing market is not as robust today as it was throughout 2004 and through the summer of 2005, although there is wide variation in local markets. Many believe the deceleration in price growth was inevitable, as the increases of 2004 and most of 2005 were not sustainable and were fueled, in part, by speculation. Our sales results indicate that housing demand is returning to the more normalized levels of the decade from 1994 to mid-2003, before home prices really took off in quite a few markets. That period from 1994 through 2003 was an excellent one for Toll Brothers, as our revenues rose five-fold and our earnings grew seven-fold. We grew despite the NASDAQ implosion, a terrorist attack, a national recession, several global financial crises and three periods of Fed-initiated interest rate hikes, in 1995, 1997 and 2000, which drove mortgage rates as high as 9.2%, 8.2% and 8.6%, respectively, in those years compared to 6.125% today."

                                     *more*

Joel H. Rassman, chief financial officer, stated: "Looking forward, we believe FY 2006 will be our fourteenth consecutive year of record earnings. We are projecting FY 2006 net income of between $810 million and $890 million and earnings per share of between $4.79 per share and $5.27 per share. Net income and earnings per share projections include an after tax expense of approximately $18 million, or $0.11 per share, for expensing of options; previously we have not expensed options. We project our return on beginning-year equity should approach or exceed 30%.

"Our earnings estimates assume FY 2006 revenues of between $6.65 billion and $7.25 billion and deliveries of between 9,500 and 10,200 homes in FY 2006. Our projected deliveries are expected to be at an average price of $670,000 to $680,000 and are based on our Fiscal 2005 year-end backlog of $6.01 billion and 8,805 homes, as well as the anticipated signing of additional contracts for homes to be delivered in FY 2006. In addition, we project $280 million to $300 million in revenues from our first four high-rise towers, which are now going vertical. They will be accounted for using the percentage of completion method, as required under the criteria of FAS 66.

"We expect to remain at about 230 selling communities through the first quarter of FY 2006, the same total with which we ended our FY 2005. Our community count should begin to increase in the second quarter of FY 2006, and we estimate ending FY 2006, with approximately 265 selling communities. While this represents a net increase of 35 communities, it actually results from our closing out an estimated 108 communities, where we've completed sales, and opening approximately 143 new ones. Typically, when we open new communities we experience greater sales because we are not constrained by backlog already in place.

"To some extent, the temporary slowing in our growth arises from our own success and the accelerated growth we achieved in FY 2004 and 2005. We delivered 670 more homes in FY 2005 than the mid-point of our projection at the start of that fiscal year, and, with backlogs out twelve months or more, we had shut down sales at 35 communities at the end of the fourth quarter of FY 2005. We also closed out more communities than we had expected during the year and, due to regulatory delays, were not able to open as many new ones in order to grow our sales.

"These new communities are already in our pipeline. We have over 440 future communities in the approval or development process. We expect, beginning in the second quarter of FY 2006, to start benefiting from the opening of new communities at an accelerating pace, first through contracts and then through revenues in mid-FY 2007 and into at least FY 2008.

"Based on our projected community count growth and assuming healthy demand, we anticipate record results in FY 2007. However, these are uncertain times and results could prove better or worse than the previous guidance we gave of 20% growth for FY 2007. We will defer giving more detailed guidance with respect to fiscal 2007 until later in the year."


                                     *more*

Robert Toll stated: "We look to the future with cautious optimism. We believe demand for our luxury homes relies, in large measure, on consumer confidence, which has suffered recently among our clientele. We also believe that the fundamental imbalance between supply and demand will reassert itself. The strong, baby-boomer-driven demographics and the growth in high-income households should continue to bolster demand for luxury homes. The challenging regulatory process, exacerbated by anti-growth "NIMBY" ("not-in-my-backyard") politics, constricts the land approval pipeline and, thus, the supply of available building lots, especially in the affluent markets where we build. The positive aspect of these restrictions is that with supply so constrained, we are enriched when we finally complete our approvals and get to market. Given this land-constrained environment, we believe we have positioned ourselves to prosper.

"We now control more than 83,000 lots, 43% of which are owned and 57% of which are optioned, compared to 61,000 at FYE 2004. These home sites represent a five-to-six year supply, based on our historic 20% annual rate of growth.

"We have increased our land position without compromising our balance sheet or the profitability standards for land acquisitions that we have maintained for the nearly twenty years since we've been public. We ended our fiscal year with a debt to capital ratio of 39%, our lowest ever.

"We believe that fundamentals remain healthy for our new home market. The economy is much stronger than during the recession of 2000 to 2003, which did not shut down demand for our homes, nor impair our ability to set records each year. Affluent households continue to grow in wealth and numbers. The Fed appears to be approaching the end of a period of interest rate increases, with mortgage rates still quite attractive by historical standards. Household growth is projected to accelerate and supplies of land remain constrained. Based on these factors, our proven management team, our projected community count growth, our land position, our diversity of product offerings, our strong brand and our financial base, we look forward to future growth."

Toll Brothers will be broadcasting live via the Investor Relations section of its website, WWW.TOLLBROTHERS.COM, a conference call hosted by Chairman and Chief Executive Officer Robert I. Toll at 2:00 p.m. (EST) today, December 8, 2005, to discuss these results and its outlook for fiscal 2006. Prior to this conference call, the Company intends to file a Form 8-K with the Securities and Exchange Commission containing its guidance for expected results of operations for Fiscal 2006 which will be discussed on the call. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select "Conference Calls". Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through January 31, 2006.


                                     *more*

Toll Brothers' financial highlights for the three-month and twelve-month periods ended October 31, 2005:

o FY 2005's fourth-quarter net income of $310.3 million grew 72% versus FY 2004's fourth-quarter net income of $180.6 million. FY 2005's fourth-quarter earnings of $1.84 per share diluted grew 66% versus FY 2004's fourth quarter of $1.11 per share diluted, the previous single-quarter record.

o FY 2005's twelve-month net income of $806.1 million grew 97% versus FY 2004's twelve-month net income of $409.1 million. FY 2005's twelve-month earnings of $4.78 per share diluted grew 90% versus FY 2004's earnings per share of $2.52 per share diluted. This was the Company's thirteenth consecutive year of record earnings.

o FY 2005 fourth quarter revenues of $2.02 billion, the highest quarter in the Company's history, grew 40% over FY 2004's fourth quarter record $1.45 billion. Fourth-quarter home building revenues of $2.01 billion (2,957 homes), also the highest for any quarter in the Company's history, increased 39% over FY 2004's fourth-quarter home building revenues of $1.44 billion (2,395 homes), the previous fourth-quarter record. Revenues from land sales totaled $12.5 million for FY 2005's fourth quarter, compared to $1.6 million in FY 2004's fourth quarter.

o FY 2005 full year revenues of $5.79 billion, the Company's fourteenth consecutive year of record revenues, rose 50% versus FY 2004's revenues of $3.86 billion. FY 2005 home building revenues of $5.76 billion (8,769 homes) increased 50% over FY 2004's home building revenues of $3.84 billion (6,627 homes), the previous twelve-month record. FY 2005 revenues from land sales for the twelve-month period totaled $34.1 million, compared to $22.5 million in the same period in FY 2004.

o In addition, in the Company's fiscal 2005 fourth-quarter and twelve-month periods, unconsolidated entities in which the Company had an interest delivered $63.4 million (123 homes) and $153.9 million (330 homes), respectively, compared to $36.9 million (89 homes) and $52.4 million (130 homes), respectively, in the same periods of fiscal 2004. The Company's share of the profits from the delivery of these homes is included in `Equity Earnings from Unconsolidated Entities' on the Company's Income Statement.

o The Company's FY 2005 fourth-quarter contracts of $1.59 billion (2,272 homes) grew by 4% over FY 2004's fourth-quarter contracts of $1.53 billion (2,248 homes), the previous fourth-quarter record. In addition, in fourth quarter 2005, unconsolidated entities in which the Company had an interest signed contracts of $98.4 million (154 homes).

o FY 2005's full year contracts of $7.15 billion (10,372 homes), the Company's fifteenth consecutive year of record contracts, grew by 27% over FY 2004's total of $5.64 billion (8,684 homes), the previous fiscal year record. In addition, in FY 2005, unconsolidated entities in which the Company had an interest signed contracts of $262.5 million (424 homes).

                                     *more*

o In FY 2005, fourth-quarter-end backlog of $6.01 billion (8,805 homes) increased 36% over FY 2004's fourth-quarter-end backlog of $4.43 billion (6,709 homes), the previous fourth-quarter record. In addition, at the end of fourth quarter 2005, unconsolidated entities in which the Company had an interest had a backlog of $184.4 million (268 homes).

o During the fourth quarter of FY 2005, the Company bought back 1.97 million shares of its stock at an average price of $44.27. For the full fiscal year, the Company bought back 2.80 million shares of its stock at an average price of $42.27.

o In FY 2006, the Company expects to incur a pre-tax expense of approximately $27 million, ($18 million, or $0.11 per share, after tax), for expensing of options under FAS 123R, which the Company is required to adopt for the first time in FY 2006.

o The Company projects approximately $280 million to $300 million in revenues from its first four high-rise towers, which are now in the vertical construction phase. They will be accounted for using the percentage of completion method, as required under the criteria of FAS 66.


Toll Brothers, Inc. is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "TOL". The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Massachusetts, Maryland, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and West Virginia.

Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

                                     *more*

Toll Brothers, a FORTUNE 500 Company, is the only publicly traded national home building company to have won all three of the industry's highest honors:
America's Best Builder from the National Association of Home Builders, the National Housing Quality Award and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company now sponsors the Toll Brothers - Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.

Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income from joint ventures and the Toll Brothers Realty Trusts Group, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.
                                     *more*


                                      TOLL BROTHERS, INC. AND SUBSIDIARIES
                                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                             (AMOUNTS IN THOUSANDS)

                                                                                           October 31,
                                                                                  -----------------------------
                                                                                     2005               2004
                                                                                  ----------         ----------
ASSETS

Cash and cash equivalents                                                         $  689,219         $  465,834
Marketable securities                                                                                   115,029
Inventory                                                                          5,068,624          3,878,260
Property, construction and office equipment, net                                      79,524             52,429
Receivables, prepaid expenses and other assets                                       185,620            146,212
Mortgage loans receivable                                                             99,858             99,914
Customer deposits held in escrow                                                      68,601             53,929
Investments in and advances to
  unconsolidated entities                                                            152,394             93,971
                                                                                  ----------         ----------
                                                                                  $6,343,840         $4,905,578
                                                                                  ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Loans payable                                                                     $  250,552         $  340,380
Senior notes                                                                       1,140,028            845,665
Senior subordinated notes                                                            350,000            450,000
Mortgage company warehouse loan                                                       89,674             92,053
Customer deposits                                                                    415,602            291,424
Accounts payable                                                                     256,557            181,972
Accrued expenses                                                                     791,769            574,202
Income taxes payable                                                                 282,147            209,895
                                                                                  ----------         ----------
                  Total liabilities                                                3,576,329          2,985,591
                                                                                  ----------         ----------

Minority interest:                                                                     3,940

Stockholders' equity:
Preferred stock, none issued
Common stock                                                                           1,563                770
Additional paid-in capital                                                           243,232            200,938
Retained earnings                                                                  2,576,061          1,770,730
Unearned compensation                                                                   (686)
Treasury stock                                                                       (56,599)           (52,451)
                                                                                  ----------         ----------
                  Total stockholders' equity                                       2,763,571          1,919,987
                                                                                  ----------         ----------
                                                                                  $ 6,343,840        $4,905,578
                                                                                  ==========         ==========

                                     *more*

                                         TOLL BROTHERS, INC. AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     Twelve months ended                    Three months ended
                                                          October 31,                            October 31,
                                                 -----------------------------           ---------------------------
                                                   2005                2004                 2005             2004
                                                 ----------         ----------           ----------       ----------
Revenues:
     Home sales                                  $5,759,301         $3,839,451           $2,007,707       $1,444,301
     Land sales                                      34,124             22,491               12,516            1,553
                                                 ----------         ----------           ----------       ----------
                                                  5,793,425          3,861,942            2,020,223        1,445,854
                                                 ----------         ----------           ----------       ----------

Cost of revenues:
     Home sales                                   3,902,697          2,747,274            1,362,812        1,030,739
     Land sales                                      24,416             15,775                8,709            1,460
     Interest                                       125,283             93,303               39,751           33,333
                                                 ----------         ----------           ----------       ----------
                                                  4,052,396          2,856,352            1,411,272        1,065,532
                                                 ----------         ----------           ----------       ----------

     Selling, general and
       administrative expenses                      482,786            381,080              133,080          110,925
                                                 ----------         ----------           ----------       ----------
Income from operations                            1,258,243            624,510              475,871          269,397
Other:
     Equity earnings from unconsolidated
     entities                                        27,744             15,731               18,205            8,786
     Interest and other                              41,197             15,420               14,622            7,937
     Expenses related to early
     retirement of debt                              (4,056)            (8,229)
                                                 ----------         ----------           ----------       ----------


Income before income taxes                        1,323,128            647,432              508,698          286,120
Income taxes                                        517,018            238,321              198,446          105,546
                                                 ----------         ----------           ----------       ----------
Net income                                       $  806,110         $  409,111             $310,252       $  180,574
                                                 ==========         ==========           ==========       ==========

Earnings per share:
     Basic                                       $     5.23         $     2.75           $     1.99       $     1.21
                                                 ==========         ==========           ==========       ==========
     Diluted                                     $     4.78         $     2.52           $     1.84       $     1.11
                                                 ==========         ==========           ==========       ==========

Weighted average number of shares:
     Basic                                          154,272            148,646              155,536          149,389
     Diluted                                        168,552            162,330              168,930          162,992

Supplemental data:
     Interest incurred                              115,437            113,448               28,368           28,311
     Depreciation and amortization
                                                     24,317             21,767                7,111           10,536

                                     *more*

THREE MONTHS ENDED OCTOBER 31,                                   UNITS                            $ (MILL)

CLOSINGS                                                 2005             2004               2005             2004
-------------------------------                       ----------       ----------         ---------        ---------
NORTHEAST
(CT, MA, NH, NJ, NY, RI)                                     450              361             274.0            193.7
MID-ATLANTIC (DE, MD, PA, VA)                                982              843             656.6            462.6
MIDWEST      (IL, MI, OH)                                    213              171             147.9            100.1
SOUTHEAST    (FL, NC, SC)                                    444              254             229.2            123.7
SOUTHWEST    (AZ, CO, NV, TX)                                506              358             352.5            213.9
WEST COAST   (CA)                                            362              408             347.5            350.3
                                                           -----            -----           -------         -------
TOTAL CONSOLIDATED ENTITIES                                2,957            2,395           2,007.7          1,444.3
UNCONSOLIDATED ENTITIES                                      123               89              63.4             36.9
                                                           -----            -----           -------         --------
                                                           3,080            2,484           2,071.1          1,481.2
                                                           =====            =====           =======         ========


CONTRACTS
-------------------------------
NORTHEAST
(CT, MA, NH, NJ, NY, RI)                                     400              338             263.9            197.2
MID-ATLANTIC (DE, MD, PA, VA)                                703              783             485.1            514.3
MIDWEST      (IL, MI, OH)                                    151              159             108.6            105.3
SOUTHEAST    (FL, NC, SC)                                    455              284             254.4            165.6
SOUTHWEST    (AZ, CO, NV, TX)                                436              431             352.0            288.9
WEST COAST   (CA)                                            127              253             124.6            261.1
                                                           -----            -----           -------         --------
TOTAL CONSOLIDATED ENTITIES                                2,272            2,248           1,588.6          1,532.4
UNCONSOLIDATED ENTITIES                                      154               91              98.4             41.3
                                                           -----            -----           -------         --------
                                                           2,426            2,339           1,687.0         1,573.7
                                                           =====            =====           =======         ========


                                                                 UNITS                            $ (MILL)

BACKLOG AT OCTOBER 31,                                   2005             2004              2005             2004
-------------------------------                       ----------       ----------        ----------       ----------
NORTHEAST
(CT, MA, NH, NJ, NY, RI)                                   1,458            1,028             956.3            599.5
MID-ATLANTIC (DE, MD, PA, VA)                              2,360            2,245           1,579.4          1,372.4
MIDWEST      (IL, MI, OH)                                    443              446             319.0            284.3
SOUTHEAST    (FL, NC, SC)                                  2,092              726           1,175.2            463.5
SOUTHWEST    (AZ, CO, NV, TX)                              1,856            1,351           1,314.6            849.7
WEST COAST   (CA)                                            596              913             670.1            864.5
                                                           -----            -----           -------          -------
TOTAL CONSOLIDATED                                         8,805            6,709           6,014.6          4,433.9
ENTITIES UNCONSOLIDATED ENTITIES                             268              174             184.4             75.8
                                                           -----            -----           -------          -------
                                                           9,073            6,883           6,199.0          4,509.7
                                                           =====            =====           =======          =======

                                     *more*

TWELVE MONTHS ENDED OCTOBER 31,                                  UNITS                            $ (MILL)

CLOSINGS                                                 2005             2004              2005             2004
-------------------------------                       ----------       ----------         ---------       ---------
NORTHEAST
(CT, MA, NH, NJ, NY, RI)                                   1,243            1,016             721.6           572.9
MID-ATLANTIC (DE, MD, PA, VA)                              3,290            2,398           2,056.6         1,252.5
MIDWEST      (IL, MI, OH)                                    627              478             404.7           274.0
SOUTHEAST    (FL, NC, SC, TN)                              1,032              772             558.0           366.7
SOUTHWEST    (AZ, CO, NV, TX)                              1,420              902             936.4           527.9
WEST COAST   (CA)                                          1,157            1,061           1,082.0           845.5
                                                          ------            -----           -------         -------
TOTAL CONSOLIDATED ENTITIES                                8,769            6,627           5,759.3         3,839.5
UNCONSOLIDATED ENTITIES                                      330              130             153.9            52.4
                                                          ------            -----           -------         -------
                                                           9,099            6,757           5,913.3         3,891.9
                                                          ======            =====           =======         =======


CONTRACTS
-------------------------------
NORTHEAST
(CT, MA, NH, NJ, NY, RI)                                   1,673            1,112           1,078.5           653.0
MID-ATLANTIC (DE, MD, PA, VA)                              3,405            2,969           2,263.6         1,787.8
MIDWEST      (IL, MI, OH)                                    624              630             439.3           395.2
SOUTHEAST    (FL, NC, SC, TN)                              1,905            1,087           1,082.1           611.8
SOUTHWEST    (AZ, CO, NV, TX)                              1,925            1,544           1,401.4           980.7
WEST COAST   (CA)                                            840            1,342             887.6         1,213.0
                                                          ------            -----           -------         -------
TOTAL CONSOLIDATED ENTITIES                               10,372            8,684           7,152.5         5,641.5
UNCONSOLIDATED ENTITIES                                      424              289             262.5           123.5
                                                          ------            -----           -------         -------
                                                          10,796            8,973           7,415.0         5,765.0
                                                          ======            =====           =======         =======

                                       ###